Exhibit 10.1

Citibank, N.A. 390 Greenwich Street New York, New York 10013

EXECUTION COPY

Date:	August 27, 2013 (amended and restated as of March 21, 2016)

To:	Arbor Funding LLC
c/o Sierra Income Corporation
375 Park Avenue
Suite 3304
New York, New York 10052
Attention: Richard Allorto and Steve Henke
Telephone: (212) 759-0777
Fax: (212) 759-0091

From:	Citibank, N.A.
388 Greenwich Street
11th Floor
New York, New York 10013
Attention: Director Derivative Operations
Facsimile: 212-615-8594

Transaction Reference Number: [                    ]

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transactions entered into between Citibank, N.A. (“Citibank”) and Arbor Funding LLC, a limited liability company formed under the laws of the State of Delaware (“Counterparty”), in relation to the Trade Date specified below (each, a “Transaction” and, collectively, the “Transactions”). This letter constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern. Capitalized terms used but not defined in this Confirmation have the meanings assigned to them in Annex A. Capitalized terms used but not defined in this Confirmation or in Annex A have the meanings assigned to them in the Definitions.

With effect from and after the Fourth Amendment Effective Date specified below, this Confirmation amends and restates the prior Confirmation dated August 27, 2013, amended and restated as of March 21, 2014, July 11, 2014 and June 8, 2015 between Citibank and Counterparty (the “Original Confirmation”) relating to the Transactions described herein, which Original Confirmation (with respect to the period from and after the Fourth Amendment Effective Date) is hereby superseded and shall be of no further force or effect.

1.	AGREEMENT

This Confirmation supplements, forms a part of and is subject to, the ISDA 2002 Master Agreement, dated as of August 27, 2013 (as amended, supplemented and otherwise modified and in effect from time to time, the “Master Agreement”), between Citibank and Counterparty. All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

2.	TERMS OF TRANSACTIONS

The terms of the particular Transactions to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 27, 2013

Effective Date:	August 27, 2013

Amendment Effective Date:	March 21, 2014

Second Amendment Effective Date:	July 11, 2014

Third Amendment Effective Date:	June 8, 2015

Fourth Amendment Effective Date:	March 21, 2016

Scheduled Termination Date:	The latest date for the final scheduled payment (or, if there is only one scheduled payment, for the scheduled payment) of principal of any Reference Obligation at any time included in the Reference Portfolio.

Termination Date:	The final Scheduled Settlement Date (as defined in the Master Agreement) with respect to all Transactions (other than any Counterparty Fourth Floating Rate Payer Payment Date or, in the case of any Terminated Obligation, any Citibank Fixed Amount Payer Payment Date). The obligations of the parties to make payments required to be made hereunder shall survive the Termination Date.

Obligation Termination Date:	(a) In relation to any Repaid Obligation, the related Repayment Date; and (b) In relation to any Terminated Obligation, the related Termination Settlement Date.

Reference Portfolio:	As of any date of determination, all Reference Obligations with respect to all Transactions outstanding on such date.

Reference Obligation:	Each obligation listed on Annex I (as revised from time to time in accordance with this Confirmation)

having a Reference Amount equal to the “Reference Amount” indicated on Annex I for such obligation (and, in the case of a Committed Obligation, having an Outstanding Principal Amount equal to the “Outstanding Principal Amount” indicated on Annex I for such Committed Obligation), in each case, subject to adjustment by the Calculation Agent in accordance with the terms of this Confirmation.

Each Transaction entered into under this Confirmation will reference an individual Reference Obligation, and Annex I constitutes a supplemental Confirmation under the Master Agreement with respect to each such Transaction.

Counterparty may, by notice to Citibank on any Business Day (each, an “Obligation Trade Date”), on or after the Trade Date designate that any obligation (each, a “Reference Obligation”) shall become the subject of a Transaction hereunder. Any such notice shall specify the proposed Reference Obligation, Reference Entity, Reference Amount and Initial Price in relation to such Transaction.

Notwithstanding the foregoing, no such designation by Counterparty will be effective unless (a) Citibank, in its sole discretion, consents on or prior to the Obligation Trade Date to the relevant Reference Obligation becoming the subject of a Transaction hereunder with effect as set forth in the immediately succeeding paragraph and (b) on the Obligation Trade Date (i) the relevant Reference Obligation satisfies the Obligation Criteria set forth in Annex II and (ii) the Portfolio Criteria set forth in Annex II are satisfied after giving effect to such designation.

On the Obligation Trade Date for a Transaction, the Reference Amount of such Transaction shall, for all purposes hereof other than calculating Rate Payments, be increased by the “Reference Amount” specified in such notice from Counterparty. The “Obligation Settlement Date” for a Transaction shall be the date following the Obligation Trade Date for such Transaction that is customary for settlement of the related Reference Obligation substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation (as determined by the Calculation Agent). On the Obligation Settlement Date for a Transaction, the Reference Amount of such Transaction shall, solely for the purposes of calculating Rate Payments, be increased by the “Reference Amount” specified in such notice from Counterparty.

No later than one Business Day after any Obligation Trade Date, Citibank shall prepare and deliver to Counterparty a revised Annex I reflecting the Reference Portfolio as of such Obligation Trade Date.

If any payment of interest on a Reference Obligation that would otherwise be made during the period from and including the Obligation Settlement Date to but excluding the Termination Trade Date is not made but is capitalized as additional principal (without default), then the amount of interest so capitalized as principal shall become a new Transaction hereunder (a “PIK Transaction”) having the same terms and conditions as the Transaction relating to the Reference Obligation in respect of which such interest is capitalized, except that (1) the Initial Price in relation to such PIK Transaction shall be zero, (2) the Obligation Trade Date and Obligation Settlement Date for such PIK Transaction shall be the date on which such interest is capitalized and (3) the Reference Amount of such PIK Transaction will be the amount of interest so capitalized as principal. Citibank shall give notice to Counterparty after a PIK Transaction becomes outstanding as provided above, which notice shall set forth the information in the foregoing clauses (2) and (3).

Reference Entity:	The borrower of the Reference Obligation identified as such in Annex I (as revised from time to time in accordance with this Confirmation). In addition, “Reference Entity”, unless the context otherwise requires, shall also refer to any guarantor of or other obligor on the Reference Obligation.

Ramp-Up Period:	The period from and including the Effective Date and ending on but excluding January 15, 2015.

Ramp-Down Period:	The period from and including the date 60 days prior to the Scheduled Termination Date and ending on and including the Scheduled Termination Date.

Portfolio Notional Amount:	As of any date of determination, the sum of the Notional Amounts for all Reference Obligations as of such date.

Notional Amount:	(a) In relation to any Transaction (other than in relation to any Terminated Obligation or Repaid Obligation), as of any date of determination, the

Reference Amount of the related Reference Obligation as of such date multiplied by the Initial Price in relation to such Reference Obligation; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the amount of the reduction in the Reference Amount of the related Reference Obligation determined, in the case of a Terminated Obligation, pursuant to Clause 3 or, in the case of a Repaid Obligation, pursuant to Clause 5, in each case multiplied by the Initial Price in relation to the related Reference Obligation.

Outstanding Principal Amount:	In relation to any Reference Obligation as of any date of determination, the outstanding principal amount of such obligation as shown in the then current Annex I, as increased pursuant to this Clause 2 (or, in the case of any Committed Obligation, pursuant to any borrowing in respect of such Committed Obligation after the Obligation Settlement Date) and reduced pursuant to Clauses 3 and 5. Except as otherwise expressly provided below with respect to Counterparty First Floating Amounts, the Outstanding Principal Amount of any Committed Obligation on any date shall include the aggregate stated face amount of all letters of credit, bankers’ acceptances and other similar instruments issued in respect of such Committed Obligation to the extent that the holder of such Committed Obligation is obligated to extend credit in respect of any drawing or other similar payment thereunder.

Commitment Amount:	In relation to any Reference Obligation that is a Committed Obligation (and the related Transaction) as of any date of determination, the maximum outstanding principal amount of such Reference Obligation that a registered holder thereof would on such date be obligated to fund (including all amounts previously funded and outstanding, whether or not such amounts, if repaid, may be reborrowed).

Notional Funded Amount:	In relation to any Reference Obligation that is a Committed Obligation (and the related Transaction) as of any date of determination, the greater of (a) zero and (b) the sum of (i) the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by the Initial Price minus (ii) the product of (x) the excess, if any, of the Commitment Amount of such Reference Obligation as of the Obligation Trade Date over the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by (y) 100% minus the Initial Price plus (iii) any increase in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination minus (iv) any decrease in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination.

In relation to any Reference Obligation that is a Term Obligation (and the related Transaction) as of any date of determination, the Notional Amount of such Reference Obligation.

Portfolio Notional Funded Amount:	As of any date of determination, the aggregate of all Notional Funded Amounts with respect to all Reference Obligations in the Reference Portfolio on such date of determination.

Reference Amount:	In relation to (a) any Term Obligation (and the related Transaction), the Outstanding Principal Amount of such Term Obligation and (b) any Committed Obligation (and the related Transaction), the Commitment Amount of such Committed Obligation.

Utilization Amount:	In relation to any Calculation Period, the daily average of the Portfolio Notional Funded Amount during such Calculation Period.

Maximum Portfolio Notional Amount:	USD300,000,000, or such greater amount as the parties may agree to in writing.

Minimum Portfolio Notional Amount:	As of any date of determination, 85% of the Maximum Portfolio Notional Amount in effect on such date.

Business Day:	New York.

Business Day Convention:

Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

If any anniversary date specified herein would fall on a day on which there is no corresponding day in the relevant calendar month, then such anniversary date shall be the last day of such calendar month.

Monthly Period:	Each period from but excluding the 15th day of any calendar month to and including the same day of the immediately succeeding calendar month.

Calculation Agent:	Citibank. Unless otherwise specified, the Calculation Agent shall make all determinations, calculations and adjustments required pursuant to this Confirmation in good faith and on a commercially reasonable basis.

Calculation Agent City:	New York

Initial Price:	In relation to any Reference Obligation (and the related Transaction), the Initial Price specified in Annex I (as revised from time to time in accordance with this Confirmation). The Initial Price will be determined as of the related Obligation Trade Date exclusive of accrued interest and will be expressed as a percentage of the Outstanding Principal Amount. The Initial Price will be determined exclusive of expenses that would be incurred by a buyer in connection with any purchase of the Reference Obligation and exclusive of any Delay Compensation.

Net Collateral Value:	As of any date of determination, an amount equal to (a) the aggregate Value (as defined in the Credit Support Annex) on such date of all Posted Credit Support (as so defined) held by Citibank as Secured Party (as so defined) plus (b) the aggregate of all Unrealized Capital Gains on such date with respect to the Reference Portfolio minus (c) the aggregate of all Unrealized Capital Losses on such date with respect to the Reference Portfolio.

Net Collateral Value Percentage:	As of any date of determination, an amount (expressed as a percentage) equal to (a) the Net Collateral Value on such date divided by (b) the Portfolio Notional Amount on such date.

Termination Threshold:	As of any date of determination during the Ramp-Up Period, the Cure Threshold on such date. As of any date of determination after the Ramp-Up Period, (a) the Cure Threshold on such date minus (b) 5%.

Cure Threshold:	As of any date of determination, (a) the sum, for each Transaction, of the products of (i) the Independent Amount Percentage in relation to such Transaction multiplied by (ii) the Notional Amount on such date in relation to such Transaction divided by (b) the Portfolio Notional Amount on such date.

Unrealized Capital Gain:	With respect to any Reference Obligation on any date of determination, if (a) the Notional Funded Amount on such date of determination (computed as if references in the definition of Notional Funded Amount to the terms “Initial Price” and “Obligation Trade Date” were instead the Current Price and such date of determination, respective) exceeds (b) the Notional Funded Amount on such date of determination, then an amount equal to such excess; and, otherwise, zero. For purposes of computing any Unrealized Capital Gain, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date (and after the determination of the related Final Price will have a Current Price equal to such Final Price).

Unrealized Capital Loss:	With respect to any Reference Obligation on any date of determination, if (a) the Notional Funded Amount on such date of determination exceeds (b) the Notional Funded Amount on such date of determination (computed as if references in the definition of Notional Funded Amount to the terms “Initial Price” and “Obligation Trade Date” were instead the Current Price and such date of determination, respective), then an amount equal to such excess; and, otherwise, zero. For purposes of computing any Unrealized Capital Loss, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date (and after the determination of the related Final Price will have a Current Price equal to such Final Price).

Payments by Counterparty

Counterparty First Floating Amounts:

First Floating Amount Payer:	Counterparty

First Floating Amount:	In relation to any First Floating Rate Payer Payment Date, the sum, for each Transaction for which such date is a First Floating Rate Payer Payment Date, of the products of (a) the First Floating Rate Payer Calculation Amount for such Transaction for the related First Floating Rate Payer Calculation Period multiplied by (b) the Floating Rate Option for such Transaction during the related First Floating Rate Payer Calculation Period plus the Spread multiplied by (c) the Floating Rate Day Count Fraction; provided that, for purposes of the foregoing calculation, the percentage specified in the foregoing clause (b) shall be the Spread (and not the Floating Rate Option plus the Spread) with respect to any portion of a First Floating Rate Payer Calculation Amount constituting the undrawn stated face amount of all letters of credit, bankers’ acceptances and other similar instruments issued in respect of a related Committed Obligation

If the Floating Rate Option or the Spread in relation to any Transaction varies during any First Floating Rate Payer Calculation Period, then the Floating Rate Option or the Spread, as the case may be, for such Calculation Period shall be equal to (a) the sum, for each day during such Calculation Period, of the products of the Notional Funded Amount of such Transaction for such day multiplied by the Floating Rate Option or the Spread, as the case may be, in effect on such day divided by (b) the sum of the Notional Funded Amount of such Transaction on each day during such Calculation Period.

First Floating Rate Payer Calculation Amount:	In relation to any First Floating Rate Payer Payment Date and any Transaction, the daily average of the Notional Funded Amount of such Transaction during the related First Floating Rate Payer Calculation Period. In relation to any Transaction relating to a Bond, the First Floating Rate Payer Calculation Amount shall be increased on each day by an amount equal to Purchased Accrued Interest in respect of such Bond minus the portion of such Purchased Accrued Interest paid with respect to the related Reference Obligation prior to such day.

First Floating Rate Payer Calculation Period:	In relation to any Transaction, each period from and including any date upon which a payment of interest is scheduled or otherwise required to be made on the related Reference Obligation to but excluding the next such date, except that (a) the initial First Floating Rate Payer Calculation Period will commence on, and include, the related Obligation Settlement Date and (b) the final First Floating Rate Payer Calculation Period will end on, but exclude, the related Obligation Termination Date.

First Floating Rate Payer Payment Dates:

(a) In relation to any Transaction (other than in relation to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which any payment of interest is scheduled or otherwise required to be made on the related Reference Obligation, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Floating Rate Option:	In relation to any Transaction, the floating rate index specified in the term loan agreement, revolving loan agreement or other similar credit agreement governing the related Reference Obligation (the “Reference Obligation Credit Agreement”) that is used to determine the rate of interest payable on such Reference Obligation; provided that (a) if more than one interest rate setting is at any time used to determine the rate of interest payable on a Reference Obligation (i.e., an interest rate election for a specific interest period relating to such Reference Obligation), then a separate First Floating Amount shall be calculated for each portion of such Reference Obligation as to which a separate interest rate setting has been effected, (b) any interest that has accrued to a specified date but is permitted under the Reference Obligation Credit Agreement to be capitalized or deferred as of such date (without default) shall be deemed to be scheduled to be paid on such date, (c) any Reference Obligation Credit Agreement that provides for the payment of interest less frequently than quarterly will be deemed to provide for a scheduled quarterly payment of interest on each date specified by Citibank, which date so specified shall be the calendar day of the month corresponding to other payment dates applicable to the related Reference Obligation and (d) notwithstanding the foregoing, (i) if the floating rate index for such Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate, then the Floating Rate Option for such Reference Obligation (or such portion) shall equal USD-LIBOR-BBA and (ii) if the floating rate index for such Reference Obligation (or any portion thereof) is subject to the payment of a specified minimum rate regardless of the level of the relevant floating rate index, then the Floating Rate

Option will be determined without regard to such specified minimum rate. Notwithstanding the foregoing, the Floating Rate Option for any Transaction with respect to a Reference Obligation that is a Bond shall be USD-LIBOR-BBA.

Designated Maturity:	In relation to any Transaction and the related Reference Obligation, the Floating Rate Option will have a Designated Maturity and Reset Dates that correspond to the maturity and reset dates specified in the related Reference Obligation Credit Agreement, except that, if the floating rate index specified in the related Reference Obligation Credit Agreement that is used to determine the rate of interest payable on the Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate, then for purposes of determining USD-LIBOR-BBA the “Designated Maturity” shall be one month and the first day of each First Floating Rate Payer Calculation Period will be a Reset Date. Notwithstanding the foregoing, the Floating Rate Option for any Transaction with respect to a Reference Obligation that is a Bond will have (i) a Designated Maturity equal to the number of months that most closely corresponds to the period of time between scheduled payments of interest on such Reference Obligation and (ii) a Reset Date of any date on which interest is scheduled to be paid on such Reference Obligation.

Spread:	(a) Prior to the Amendment Effective Date, 1.30%; (b) from (and including) the Amendment Effective Date to (and excluding) the Fourth Amendment Effective Date, 1.35%; and (c) thereafter, 1.65%.

Floating Rate Day Count Fraction:	In relation to any Transaction, the Floating Rate Day Count Fraction will be the day count basis for the computation of interest specified in the related Reference Obligation Credit Agreement, except that, if the floating rate index specified in the related Reference Obligation Credit Agreement that is used to determine the rate of interest payable on the Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate, then the Floating Rate Day Count Fraction will be Actual/360. Notwithstanding the foregoing, the Floating Rate Day Count Fraction for any Transaction with respect to a Reference Obligation that is a Bond will be 30/360.

Reset Dates:	As set forth in “Designated Maturity” above

Compounding:	Inapplicable

Counterparty Second Floating Amounts:

Second Floating Amount Payer:	Counterparty

Second Floating Amount:

In relation to any Second Floating Rate Payer Payment Date, the product of (a) the Second Floating Rate Payer Calculation Amount for the related Second Floating Rate Payer Calculation Period multiplied by (b) the Spread multiplied by (c) the Floating Rate Day Count Fraction.

If the Spread varies during any Second Floating Rate Payer Calculation Period, then the Spread for such Calculation Period shall be equal to (a) the sum, for each day during such Calculation Period, of the Spread in effect on such day divided by (b) the number of days during such Calculation Period.

No Second Floating Amount shall be payable, and no amount shall be payable under Clause 4(c), on any date occurring on or after the designation of an Early Termination Date pursuant to Section 6(a) of the Master Agreement by reason of an Event of Default under Section 5(a)(i) or 5(a)(vii) of the Master Agreement in relation to Citibank as the Defaulting Party.

Second Floating Rate Payer Calculation Amount:	In relation to any Second Floating Rate Payer Calculation Period, the excess, if any, of (a) the Minimum Portfolio Notional Amount over (b) the Utilization Amount for such Second Floating Rate Payer Calculation Period.

Second Floating Rate Payer Calculation Period:	Each Monthly Period; provided that (a) the initial Second Floating Rate Payer Calculation Period shall begin on the last day of the Ramp-Up Period and (b) the final Second Floating Rate Payer Calculation Period shall end on the last Second Floating Rate Payer Payment Date.

Second Floating Rate Payer Payment Dates:	The fifth Business Day following the last day of each Monthly Period; provided that (a) the initial Second Floating Rate Payer Payment Date will be the first such Business Day after the last day of the Ramp-Up Period and (b) the final Second Floating Rate Payer

Payment Date will be the Scheduled Termination Date (whether or not the Termination Date occurs prior to the final Second Floating Rate Payer Payment Date).

Spread:	(a) During the Ramp-Up Period, 0%; (b) from (and excluding) the last day of the Ramp-Up Period to (and excluding) the Fourth Amendment Effective Date, 1.35%; and (c) thereafter, 1.65%.

Floating Rate Day Count Fraction:	Actual/360.

Compounding:	Inapplicable

Counterparty Third Floating Amounts

Third Floating Amount Payer:	Counterparty

Third Floating Amount:

In relation to any Third Floating Rate Payer Payment Date, the product of (a) the Third Floating Rate Payer Calculation Amount for the related Third Floating Rate Payer Calculation Period multiplied by (b) the Spread multiplied by (c) the Floating Rate Day Count Fraction.

No Third Floating Amount shall be payable, and no amount shall be payable under Clause 4(c), on any date occurring on or after the designation of an Early Termination Date pursuant to Section 6(a) of the Master Agreement by reason of an Event of Default under Section 5(a)(i) or 5(a)(vii) of the Master Agreement in relation to Citibank as the Defaulting Party.

Third Floating Rate Payer Calculation Amount:	In relation to any Third Floating Rate Payer Calculation Period, the excess, if any, of (a) the Maximum Portfolio Notional Amount over (b) the Utilization Amount for such Third Floating Rate Payer Calculation Period.

Third Floating Rate Payer Calculation Period:	Each Monthly Period; provided that (a) the initial Third Floating Rate Payer Calculation Period shall begin on the last day of the Ramp-Up Period and (b) the final Third Floating Rate Payer Calculation Period shall end on the last Third Floating Rate Payer Payment Date.

Third Floating Rate Payer Payment Dates:	The fifth Business Day following the last day of each Monthly Period; provided that (a) the initial Third Floating Rate Payer Payment Date will be the first such Business Day after the last day of the Ramp-Up Period and (b) the final Third Floating Rate Payer Payment Date will be the Scheduled Termination Date (whether or not the Termination Date occurs prior to the final Third Floating Rate Payer Payment Date).

Spread:	(a) During the Ramp-Up Period, 0% and (b) thereafter, 0.15%.

Floating Rate Day Count Fraction:	Actual/360.

Compounding:	Inapplicable

Counterparty Fourth Floating Amounts:

Fourth Floating Amount Payer:	Counterparty

Fourth Floating Amount:	Each Expense or Other Payment.

Fourth Floating Rate Payer Payment Dates:

In relation to any Transaction, (a) the fifth Business Day following the last day of each Monthly Period, beginning with the first such Business Day after the Obligation Settlement Date for such Transaction, (b) the related Obligation Termination Date and (c) after the related Obligation Termination Date, the fifth Business Day after notice of a Fourth Floating Amount from Citibank to Counterparty; provided that, prior to the fifth Business Day after the related Obligation Termination Date, if Counterparty has received fewer than five Business Days’ notice from Citibank that such Fourth Floating Amount is due and payable, such Fourth Floating Rate Payer Payment Date shall be the fifth Business Day following the last day of the next succeeding Monthly Period. The obligation of Counterparty to pay Fourth Floating Amounts in respect of any Transaction shall survive the related Obligation Termination Date.

Counterparty Fifth Floating Amounts:

Fifth Floating Amount Payer:	Counterparty

Fifth Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Depreciation, if any.

Fifth Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

Payments by Citibank:

Citibank Fixed Amounts:

Fixed Amount Payer:	Citibank

Fixed Amount:	In relation to any Transaction, the Interest and Fee Amount with respect to such Transaction for the related Fixed Amount Payer Payment Date.

Fixed Amount Payer Calculation Periods:	In relation to each Reference Obligation in the Reference Portfolio, each period from and including any date upon which a payment of interest is made on such Reference Obligation to but excluding the next such date; provided that (a) the initial Fixed Amount Payer Calculation Period shall commence on and include the Obligation Settlement Date for such Reference Obligation and (b) the final Fixed Amount Payer Calculation Period shall end on, but exclude, the related Obligation Termination Date.

Fixed Amount Payer Payment Dates:

(a) In relation to any Transaction (other than in relation to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which any payment of interest is made on the related Reference Obligation, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Citibank Floating Amounts:

Floating Amount Payer:	Citibank

Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Appreciation, if any.

Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

3.	REFERENCE OBLIGATION REMOVAL; ACCELERATED TERMINATION.

Reference Obligation Removal

(a) A Transaction may be terminated in whole by either party (or in part by Counterparty) in accordance with this Clause 3 by the giving of notice (an “Accelerated Termination Notice”) to the other party (each such termination, an “Accelerated Termination”).

(i)	Counterparty shall be entitled to terminate any Transaction or any portion thereof by delivering an Accelerated Termination Notice to Citibank that is given (i) on the proposed Termination Trade Date and (ii) no more than 30 days, and no fewer than 10 days (or, in the case of a Transaction relating to a Bond, three Business Days), prior to the proposed Termination Settlement Date; provided that (x) the Portfolio Criteria set forth in Annex II would be satisfied on the proposed Termination Trade Date (after giving effect to such termination) and (y) the Net Collateral Value Percentage would be greater than or equal to the Termination Threshold (in each case, after giving effect to such termination). The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

(ii)	Following the occurrence of a Credit Event (as determined by the Calculation Agent) with respect to the related Reference Entity (including any guarantor or other obligor referred to in the definition thereof), Citibank shall, at any time after the Obligation Trade Date for the Reference Obligation, be entitled to terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty that is given (i) on the Termination Trade Date and (ii) no fewer than 10 days (or, in the case of a Transaction relating to a Bond, three Business Days) prior to the proposed Termination Settlement Date. The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the Termination Trade Date and the Termination Settlement Date.

(iii)	If Counterparty fails to make, when due, any Transfer required under Clause 9 to be made by Counterparty and Citibank gives notice of such failure to Counterparty, then Citibank shall be entitled to terminate each Transaction that is the subject of this Confirmation by delivering an Accelerated Termination Notice to Counterparty that is given, as to any Terminated Obligation, (i) on the Termination Trade Date and (ii) no fewer than 10 days (or, in the case of a Transaction relating to a Bond, three Business Days) prior to the proposed Termination Settlement Date. The Accelerated Termination Notice shall specify, as to each Terminated Obligation, the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the Termination Trade Date and the Termination Settlement Date.

Elective Termination by Citibank due to Portfolio Non-Compliance

(b) If (i) the Reference Portfolio fails to satisfy the Portfolio Criteria at any time or (ii) any Reference Obligation fails to satisfy the Obligation Criteria at any time, then Citibank may notify Counterparty in writing of such non-compliance. If Counterparty fails to correct such non-compliance within 30 days following the delivery of such notice (any such failure to correct such non-compliance, a “Portfolio Non-Compliance”), Citibank will then have the right but not the obligation to terminate each Transaction that is the subject of this Confirmation. Citibank can exercise this termination right with respect to each Terminated Obligation by delivering an Accelerated Termination Notice to Counterparty that is given, as to any Terminated Obligation, (i) on the Termination Trade Date and (ii) no fewer than 10 days (or, in the case of a Transaction relating to a Bond, three Business Days) prior to the Termination Settlement Date for the related Terminated Obligation. The Accelerated Termination Notice shall, with respect to any Reference Obligation that is the subject of such Accelerated Termination, specify such Reference Obligation, the amount of the Terminated Obligation, the Termination Trade Date and the Termination Settlement Date.

Early Termination by Citibank with respect to Citibank Call Date

(c) Citibank will have the right, but not the obligation, to terminate any Transaction that is the subject of this Confirmation or any portion thereof, effective on March 21, 2019 (the “Citibank Call Date”). Citibank can exercise this termination right with respect to any Terminated Obligation by delivering an Accelerated Termination Notice to Counterparty that is given no fewer than 10 days prior to the proposed Termination Trade Date specified in the related Accelerated Termination Notice. The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date. If Citibank does not exercise its right to terminate a Transaction that is the subject of this Confirmation on or before the date occurring 10 days prior to the Citibank Call Date, then Citibank will have the right, but not the obligation, to propose, by notice to Counterparty, to amend and restate one or more material terms of such Transaction, including, without limitation, the Spread, the Independent Amount Percentage and the application of the Obligation Criteria and Portfolio Criteria to such Transaction. If Citibank provides a notice to Counterparty proposing to amend and restate one or more material terms of a Transaction as provided above and Counterparty does not agree in writing to such amended and restated terms within 10 Business Days after Citibank provides such notice to Counterparty, such Transaction shall terminate, and the Termination Trade Date shall be such tenth Business Day. In the event of any such termination, Citibank shall deliver an Accelerated Termination Notice to Counterparty, which shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date. Even if a Termination Trade Date has been designated with respect to a Transaction or portion thereof pursuant to this Clause 3(c), such designation will not prevent Citibank or Counterparty from subsequently designating an earlier Termination Trade Date to the extent Citibank or Counterparty, as the case may be, is entitled to designate such earlier Termination Trade Date pursuant to this Confirmation. Notwithstanding anything in this Confirmation to the contrary:

(i)	if Citibank elects to exercise its termination right under this Clause 3(c) with respect to all Transactions that are then the subject of this Confirmation, then each reference to the term “Scheduled Termination Date” in Clauses 4 (other than Clause 4(c)) and 5 and in the definitions of “Ramp-Down Period” and “Termination Trade Date” will instead be a reference to the date 30 days after the Termination Trade Date specified in such notice; and

(ii)	whether or not Citibank elects to exercise its termination right under this Clause 3(c), each reference to the term “Scheduled Termination Date” in the definitions of “Second Floating Rate Payer Payment Date” and “Third Floating Rate Payer Payment Date” (and in the provisions of Clause 4(c) dealing with the payment of the discounted present value of Second Floating Amounts and Third Floating Amounts) will be a reference to the Citibank Call Date.

Designation of Early Termination Date

(d) In the event that an Early Termination Date is designated by either party pursuant to Section 6(a) or 6(b) of the Master Agreement, then, with respect to the Transactions to which this Confirmation relates, (i) the “Final Price” in relation to each Reference Obligation (as if each Reference Obligation were a “Terminated Obligation”) shall be determined pursuant to Clause 4(a) or 4(b), as applicable, (ii) such Early Termination Date shall be the “Termination Trade Date” with respect to each Reference Obligation (as if each Reference Obligation were a “Terminated Obligation”), (iii) each amount that becomes payable by reason of the occurrence of the Termination Trade Date shall be an “Unpaid Amount” and (iv) the foregoing shall not limit the effect of Clause 4(c).

Effect of Termination

(e) With respect to any Transaction terminated in whole pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount, for all purposes hereof other than calculating Rate Payments, shall be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero) and (ii) as of the relevant Termination Settlement Date the Reference Amount, for purposes of calculating Rate Payments, shall be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero). With respect to any Transaction terminated in part pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount, for all purposes hereof other than calculating Rate Payments, shall be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction) and (ii) as of the relevant Termination Settlement Date the Reference Amount, for purposes of calculating Rate Payments, shall be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction). No later than one Business Day after any Termination Trade Date (other than the Termination Trade Date in respect of the Termination Date), Citibank shall prepare and deliver to Counterparty a revised Annex I reflecting the Reference Portfolio as of such Termination Trade Date.

4.	FINAL PRICE DETERMINATION

Following the termination of any Transaction in whole or in part pursuant to Clause 3 or by reason of the occurrence of the Scheduled Termination Date (other than in connection with a Repayment), the Final Price in relation to the relevant Terminated Obligation will be determined in accordance with this Clause 4.

Determination by Counterparty

(a) In order to determine the Final Price in relation to any Terminated Obligation then held by or on behalf of Citibank as a hedge for the related Transaction, Counterparty may arrange for the sale of such Terminated Obligation by giving notice of such sale to Citibank; provided that Counterparty shall have no right to arrange a sale of a Terminated Obligation pursuant to this Clause 4(a) in connection with the termination of a Transaction: (i) in the case of a termination pursuant to Clause 3(a)(iii) or 3(b); (ii) in the case of a termination pursuant to Clause 3(d) in connection with an Early Termination Date designated by reason of an Event of Default as to which Counterparty is the Defaulting Party or a Credit Event Upon Merger or Additional Termination Event as to which Counterparty is the Affected Party; or (iii) if the Net Collateral Value Percentage would be less than or equal to the Termination Threshold (in each case, after giving effect to such termination). Such notice must be given at least three Business Days prior to the related Termination Settlement Date in the case of any Terminated Obligation and at least 30 days prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. Any sale (i) must be to (x) an Approved Buyer or (y) another buyer approved in advance of the Termination Trade Date by Citibank and (ii) must be scheduled to occur no later than the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), following the Termination Trade Date and on or prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. If Counterparty so arranges any sale, the net cash proceeds received from the sale of any Terminated Obligation, net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the “Final Price” in relation to that Terminated Obligation.

Determination by Calculation Agent

(b) If the Final Price in relation to any Terminated Obligation is not determined according to Clause 4(a), the Calculation Agent shall attempt to obtain Firm Bids for such Terminated Obligation with respect to the applicable Termination Trade Date from three or more Dealers. The Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this Clause 4(b) (such notice to be given telephonically and via electronic mail) not later than two hours prior to the bid submission deadline specified below. By notice to Citibank not later than 30 minutes prior to the bid submission deadline specified below, Counterparty may, but shall not be obligated to, designate (i) an Approved Buyer or (ii) other Dealer of credit standing acceptable to Citibank in the exercise of its reasonable discretion to provide a Firm Bid (and the Calculation Agent will seek a Firm Bid from such Approved Buyer or other Dealer if so designated by Counterparty on a timely basis); provided that any such Firm Bid shall be to purchase the entire Reference Amount of each Terminated Obligation at such time. A “Firm Bid” shall be a good and irrevocable bid for value, to purchase all or a portion of the applicable Terminated Obligation, expressed as a percentage of the Outstanding Principal Amount and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation, as determined by the Calculation Agent, submitted by a Dealer as of 11 a.m. New York time or as soon as practicable thereafter. If there is more than one Terminated Obligation at any time, then the Calculation Agent may in its sole discretion obtain Firm Bids with respect to each separate Terminated Obligation or any group or groups of such Terminated Obligations.

If the Calculation Agent is unable to obtain from Dealers at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation with respect to the relevant Termination Trade Date, the Calculation Agent will attempt to obtain a Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation from three or more Dealers until the earlier of (i) the second Business Day (inclusive) following such Termination Trade Date and (ii) the date a Firm Bid or combination of Firm Bids is obtained for all of the Reference Amount of such Terminated Obligation.

If the Calculation Agent is able to obtain at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation, the Final Price in relation to such Terminated Obligation shall be determined by reference to such Firm Bid or Firm Bids. If no Firm Bids are obtained on or before such second Business Day for all or a portion of the applicable Terminated Obligation, the Final Price shall be deemed to be zero with respect to such Terminated Obligation (or portion thereof) for which no Firm Bid was obtained. The Calculation Agent will conduct the bid process in accordance with the procedures set forth in this Clause 4(b) and otherwise in a commercially reasonable manner.

Notwithstanding anything to the contrary herein,

(i)	the Calculation Agent shall be entitled to disregard any Firm Bid submitted by a Dealer if, in the Calculation Agent’s commercially reasonable judgment, (x) such Dealer may be ineligible to accept assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the Terminated Obligation, as determined by the Calculation Agent, or (y) such Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the related Terminated Obligation to the assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, to it; and

(ii)	if the Calculation Agent determines that the highest Firm Bid obtained in connection with any Termination Trade Date is not bona fide, including, without limitation, due to (x) the insolvency of the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) the Calculation Agent provides notice to Counterparty specifying its other reasonable grounds for insecurity concerning the bidder’s ability to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, that Firm Bid shall be disregarded and the Calculation Agent shall designate a new Termination Trade Date; provided that the Calculation Agent shall designate a new Termination Trade Date pursuant to this paragraph only once. If the highest Firm Bid for any portion of the related Terminated Obligation determined in connection with the second Termination Trade Date is disregarded pursuant to this paragraph, the Calculation Agent shall have no obligation to obtain further bids, and the applicable “Final Price” in relation to the portion which was so disregarded shall be deemed to be zero.

If Citibank transfers, or causes the transfer of, the Terminated Obligation to the Dealer or Dealers providing the highest Firm Bid or combination of Firm Bids, the net cash proceeds received from the sale of such Terminated Obligation (which sale shall be scheduled to settle substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation as determined by the Calculation Agent), net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the “Final Price” in relation to that Terminated Obligation (or the portion thereof that is sold).

If Citibank determines, in its sole discretion, not to sell or cause the sale of any portion of any Terminated Obligation to the entity or entities providing the highest Firm Bid or combination of Firm Bids, the “Final Price” in relation to such unsold portion shall be equal to the greater of (a) zero and (b) the sum of (i) the Outstanding Principal Amount of such Terminated Obligation as of the Termination Trade Date multiplied by the highest Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation minus (ii) the product of (x) the excess, if any, of the Commitment Amount of such Terminated Obligation as of the Termination Trade Date over the Outstanding Principal Amount of such Terminated Obligation as of the Termination Trade Date multiplied by (y) 100% minus the highest Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation. The Calculation Agent may perform any of its duties under this Clause 4(b) through any Affiliate designated by it, but no such designation shall relieve the Calculation Agent of its duties under this Clause 4(b).

Early Termination of Facility

(c) For the avoidance of doubt, if the Termination Date occurs prior to the Scheduled Termination Date, each Counterparty Second Floating Amount shall continue to be payable by Counterparty on each subsequent Second Floating Amount and Counterparty Third Floating Rate Payer Payment Date occurring on or prior to the Scheduled Termination Date; provided that, if either party shall so specify in writing to the other party prior to any final Termination Trade Date, then on such final Termination Trade Date (i) the obligation of Counterparty to continue to pay each Counterparty Second Floating Amount on each subsequent Second Floating Rate Payer Payment Date, and to pay and each Counterparty Third Floating Amount on each subsequent Third Floating Rate Payer Payment Date, occurring on or prior to the Scheduled Termination Date shall terminate and be replaced by the obligation in the following clause and (ii) Counterparty shall pay to Citibank an amount equal to the present value (as calculated by the Calculation Agent with discounting on a continuous basis) of each Counterparty Second Floating Amount and payable (without regard to the termination of such obligation under the foregoing clause) on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Scheduled Termination Date and (ii) each Counterparty Third Floating Amount and payable (without regard to the termination of such obligation under the foregoing clause) on each subsequent Third Floating Rate Payer Payment Date occurring on or prior to the Scheduled Termination Date, discounted to such final Termination Trade Date at a discount rate per annum equal to the Discount Rate. For this purpose, (i) the Minimum Portfolio Notional Amount shall be 70% of the Maximum Notional Amount and (ii) the “Discount Rate” means the zero coupon swap rate (as determined by the Calculation Agent) implied by the fixed rate offered to be paid by Citibank under a fixed for floating interest rate swap transaction with a remaining Term equal to the period from such final Termination Trade Date to the Scheduled Termination Date in exchange for the receipt of payments indexed to USD-LIBOR-BBA.

5.	REPAYMENT.

If all or a portion of the Reference Amount of any Reference Obligation is repaid or otherwise reduced (in the case of a Committed Obligation, only if the Reference Amount thereof is permanently reduced) (including, without limitation, through any exercise of any right of set-off, reduction, or counterclaim that results in the satisfaction of the obligations of such Reference Entity to pay any principal owing in respect of such Reference Obligation) on or prior to the Scheduled Termination Date (the amount of such repayment or other reduction, a “Repayment”; the portion of the related Reference Obligation so repaid or otherwise reduced, a “Repaid Obligation”; and the date of such Repayment, the “Repayment Date”):

(a)	the Total Return Payment Date with respect to the Repaid Obligation will be the fifth Business Day next succeeding the last day of the Monthly Period in which the Repayment Date occurred;

(b)	as of the related Repayment Date, the Reference Amount of such Reference Obligation shall be decreased by an amount equal to the principal amount of the Repaid Obligation; and

(c)	the related Final Price of the Repaid Obligation shall be (i) in the case of a Committed Obligation, the portion of the Reference Amount that is permanently reduced on such Repayment Date and (ii) in the case of a Term Obligation, the amount of principal and premium in respect of principal paid by such Reference Entity on the Repaid Obligation to holders thereof on such Repayment Date. No later than one Business Day after any Repayment Date, Citibank shall prepare and deliver to Counterparty a revised Annex I reflecting the Reference Portfolio as of such Repayment Date.

6.	ADJUSTMENTS.

(a) If any Reference Obligation or any portion thereof is irreversibly converted or exchanged into or for any securities, obligations, cash or other assets or property (“Exchange Consideration”), thereafter such Exchange Consideration will constitute such Reference Obligation or portion thereof, and the Calculation Agent shall adjust the terms of any Transaction relating to such Reference Obligation as the Calculation Agent determines appropriate to preserve the theoretical value of such Transaction to the parties immediately prior to such exchange or, if such exchange results in a change in value, the proportionate post-exchange value, and determine the effective date of such adjustments.

(b) Delay Compensation (as defined below) shall result in an adjustment (i) as contemplated by the definition of “Interest and Fee Amount” in connection with the establishment by the Citibank Holder of a related hedge in respect of a Transaction, if the actual settlement of the purchase of the related hedge occurs after the date scheduled for the settlement of such purchase and (ii) of a Final Price with respect to a Terminated Obligation in connection with the termination by the Citibank Holder of a related hedge, if the actual settlement of the sale of the related hedge occurs after the date scheduled for the settlement of such sale; provided that Delay Compensation shall be payable in connection with any such termination only to the extent the related Final Price does not already reflect such adjustment for Delay Compensation, as determined by the Calculation Agent. “Delay Compensation” shall accrue (x) in the case of clause (i) above, from and including the date scheduled for the settlement of the purchase effected to establish the related hedge to but excluding the actual settlement of such purchase (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Spread and not the Floating Rate Option and (B) Interest and Fee Amounts will be determined without regard to payments in respect of the interest rate index used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period) and (y) in the case of clause (ii) above, from and including the date scheduled for the sale effected to terminate the related hedge to but excluding the actual settlement of such sale (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Floating Rate Option and not the Spread and (B) Interest and Fee Amounts shall be reduced by interest accrued during such period in excess of the interest rate index used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period). In connection with any adjustment by reason of Delay Compensation, (i) any initial Payment Date in this Confirmation determined by reference to the “Obligation Settlement Date” shall be determined as if the Obligation Settlement Date were the actual settlement of the purchase of the related hedge and (ii) any final Payment Date in this Confirmation determined by reference to the “Termination Settlement Date” shall be determined as if the Termination Settlement Date were the actual settlement of the termination of the related hedge.

(c) If (i) Citibank elects to establish a hedge as a result of the addition or increase in the Reference Amount of any Reference Obligation that is the subject of a Transaction and (ii) the Citibank Holder is unable after using commercially reasonable efforts to effect the settlement of such hedge, then, by notice to Counterparty, Citibank may in its sole discretion, specify that such addition or increase in the Reference Amount of such Reference Obligation will not be effective.

7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction:

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;

(ii)	Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the financial and other risks of such Transaction;

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and

(iv)	Reliance on its Own Advisors. Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b) Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

(i)	such Transaction does not create any direct or indirect obligation of any Reference Entity or any direct or indirect participation in any Reference Obligation or any other obligation of any Reference Entity;

(ii)	each party and its Affiliates may deal in any Reference Obligation and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Entity, any Affiliate of any Reference Entity, any other person or entity having obligations relating to any Reference Entity and may act with respect to such business in the same manner as if such Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Reference Entity, regardless of whether any such action might have an adverse effect on such Reference Entity, the value of the related Reference Obligation or the position of the other party to such Transaction or otherwise;

(iii)

except as provided in Clause 7(d)(iv), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Entity or any Affiliate of any Reference Entity that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, except as provided in Clause 7(b)(vii), this Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);

(iv)	neither Citibank nor any of its Affiliates shall be under any obligation to hedge such Transaction or to own or hold any Reference Obligation as a result of such Transaction, and Citibank and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty. Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by Citibank or any of its Affiliates as to whether, at what times, in what manner or by what method Citibank or any of its Affiliates may engage in any hedging activities;

(v)	notwithstanding any other provision in this Confirmation or any other document, Citibank and Counterparty (and each employee, representative, or other agent of Citibank or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, Citibank and Counterparty will each keep confidential (except as required by law) all information unless the other party has consented in writing to the disclosure of such information;

(vi)	if Citibank chooses to hold a Reference Obligation as a result of any Transaction, Citibank shall hold such Reference Obligation directly or through an Affiliate (the “Citibank Holder”). The Citibank Holder may deal with such Reference Obligation as if the related Transaction did not exist, provided that, so long as the Citibank Holder remains the lender of record with respect to such Reference Obligation, upon any occasion permitting the Citibank Holder to exercise any right in relation to such Reference Obligation to give or withhold consent (an “Election”) to an action proposed to be taken (or to be refrained from being taken), the Citibank Holder shall, insofar as permitted under (x) applicable laws, rules and regulations and (y) each provision of any agreement or instrument evidencing or governing such Reference Obligation (and, in the case of any participation interest, governing such participation interest), give its consent to the action proposed to be taken (or to be refrained from being taken), unless (A) Counterparty, by timely notice to Citibank, requests (a “Counterparty Election Request”) that the Citibank Holder withhold such consent and (B) the Citibank Holder, in its sole discretion, elects to withhold such consent in accordance with the Counterparty Election Request. Notwithstanding the foregoing: (1) the Citibank Holder shall have no obligation to respond to, or consult with Counterparty in relation to, a Counterparty Election Request (failure to respond to a Counterparty Election Request being deemed a denial); (2) the Citibank Holder shall have no other duties or obligations to Counterparty of any nature with respect to any Election or any Counterparty Election Request; (3) the Citibank Holder shall not be liable to Counterparty or any of its Affiliates for the consequences of any consent given or withheld by the Citibank Holder in connection with such Reference Obligation (whether or not pursuant to a Counterparty Election Request); and (4) if the Citibank Holder elects in its sole discretion to withhold its consent in accordance with a Counterparty Election Request, the Citibank Holder may subsequently determine to give such consent at any time without notice to Counterparty; and

(vii)	in connection with each Reference Obligation that is held by a Citibank Holder as a result of any Transaction, the Citibank Holder will promptly (and in any event within one Business Day after receipt) deliver or cause to be delivered to Counterparty the following information and documentation, in each case, to the extent actually received by the Citibank Holder from the Reference Entity or its agents under the related Reference Obligation Credit Agreement: all notices of any borrowings, prepayments and interest rate settings, all amendments, waivers and other modifications (whether final or proposed) in relation to the terms of the Reference Obligation; and all notices given by the Reference Entity to the lenders or their agent or by the lenders or their agent to the Reference Entity in relation to the exercise of remedies.

(c) Each of the parties hereby represents that, on each date on which a Transaction is entered into hereunder:

(i)	it is entering into such Transaction for investment, financial intermediation, hedging or other commercial purposes;

(ii)	(x) it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”), (y) the Master Agreement and each Transaction are subject to individual negotiation by each party, and (z) neither the Master Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning given to such term in the CEA;

(iii)	such Transaction is intended to be a “security-based swap” subject to regulation by the Securities and Exchange Commission; and

(iv)	in the case of Citibank, it is a “security-based swap dealer” for purposes of Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

(d) Counterparty hereby represents to Citibank that:

(i)	its financial condition is such that it has no need for liquidity with respect to its investment in any Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of any Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with any Transaction, including the loss of its entire investment in such Transaction;

(ii)	it understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;

(iii)	it is not an Affiliate of any Reference Entity;

(iv)

as of (x) the relevant Obligation Trade Date and (y) any date on which a sale is effected pursuant to Clause 4(a) or on which the Calculation Agent solicits Firm Bids pursuant to Clause 4(b), neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of such Transaction or the purchase or sale of any related Reference Obligation unless such information either (x) is publicly available or (y) has been made available to each registered owner of such Reference Obligation on a basis that permits such registered owner to disclose such information to any assignee of or participant (whether on a funded or unfunded basis) in, or any prospective assignee of or participant (whether on a funded or unfunded basis) in, any rights or obligations under the related Reference Obligation Credit Agreement;

(v)	it has delivered to Citibank on or prior to the date hereof (and it will, prior to any expiration of any such form previously so delivered, deliver to Citibank) a United States Internal Revenue Service Form W-9 (or applicable successor form), properly completed and signed (which representation shall also be made for purposes of Section 3(f) of the Master Agreement);

(vi)	it could have received all payments on the Reference Obligation without U.S. Federal or foreign withholding tax if it owned the Reference Obligation (which representation shall also be made for purposes of Section 3(f) of the Master Agreement); and

(vii)	it is not, for U.S. Federal income tax purposes, a tax-exempt organization and to the extent it is a pass-through entity for U.S. Federal income tax purposes, it either has disclosed or will disclose to its tax-exempt investors, if any, that direct and indirect investments of Counterparty may cause tax-exempt investors of Counterparty to recognize unrelated business taxable income.

(e) Except for disclosure authorized pursuant to Clause 7(b)(v), Counterparty agrees to be bound by the confidentiality provisions of the related Reference Obligation Credit Agreement with respect to all information and documentation in relation to a Reference Entity or a Reference Obligation delivered to Counterparty hereunder. Counterparty acknowledges that such information may include material non-public information concerning the Reference Entity or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

(f) Section 2(c)(ii) of the Master Agreement shall not apply to the Transactions to which this Confirmation relates.

(g) Notwithstanding anything in the Master Agreement to the contrary, Citibank will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation. If Citibank is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation and Citibank does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

8.	ADJUSTMENTS RELATING TO CERTAIN UNPAID OR RESCINDED PAYMENTS.

(a) If (i) Citibank makes any payment to Counterparty as provided under Clause 2 and the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (ii) any Interest and Fee Amount in respect of a Reference Obligation is required to be returned (in whole or in part) by a holder of such Reference Obligation (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then Counterparty will pay to Citibank, upon request by Citibank, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded. If such returned, paid or otherwise rescinded amount is subsequently paid, Citibank shall pay such amount (subject to Clause 8(c)) to Counterparty within five Business Days after the date of such subsequent payment.

(b) If, with respect to any Repaid Obligation, the corresponding payment of principal of the Repaid Obligation is required to be returned (in whole or in part) by a holder thereof (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then (i) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though no Repayment had occurred and (ii) without limiting the generality of the foregoing, if either party has made a payment to the other party in respect of Capital Appreciation or Capital Depreciation related to such Repayment as provided under Clause 2, then the party that received the payment in respect of such Capital Appreciation or Capital Depreciation, as applicable, shall repay such amount (subject to Clause 8(c)) to the other party. If such returned, paid or otherwise rescinded amount is subsequently paid by the related Reference Entity or any such other person or entity, then the relevant party shall pay the amount of such Capital Appreciation or Capital Depreciation, as applicable, within five Business Days after the date of such subsequent payment.

(c) Amounts payable pursuant to this Clause 8 shall be subject to adjustment by the Calculation Agent, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction.

(d) The payment obligations of Citibank and Counterparty pursuant to this Clause 8 shall survive the termination of all Transactions.

9.	CREDIT SUPPORT.

There shall be an Independent Amount with respect to Counterparty for each Transaction equal to the Reference Amount for such Reference Obligation multiplied by the percentage set forth in Annex I under the caption “Independent Amount Percentage”.

Notwithstanding anything in the Credit Support Annex (the “Credit Support Annex”) to the Schedule to the Master Agreement to the contrary, the following collateral terms shall apply to each Transaction to which this Confirmation relates (capitalized terms used in this Clause 9 but not otherwise defined in this Confirmation have the respective meanings given to such terms in the Credit Support Annex):

(a)	With respect to each Transaction to which this Confirmation relates, a single “Independent Amount” shall be applicable to Counterparty in an amount equal to the Notional Amount with respect to such Transaction (or, in the case of any increase of the Notional Amount under any Transaction, the amount of such increase) multiplied by the percentage set forth in Clause 9(b) under the caption “Independent Amount Percentage”. Not later than one Business Day after the Obligation Trade Date with respect to any Transaction (or the date of any increase in the related Independent Amount), Counterparty as Pledgor will Transfer to Citibank as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the related Independent Amount (or increase in the related Independent Amount) determined pursuant this Clause 9(a).

(b)	With respect to each Transaction to which this Confirmation relates, the “Independent Amount Percentage” applicable to such Transaction will be equal to:

Condition	Independent Amount Percentage

(i) Except as indicated in clauses (ii) and (iii) below, with respect to any Transaction:	25%

(ii) Except as indicated in clause (iii) below, with respect to any Transaction relating to a Specified Reference Obligation:	Such percentage as Citibank shall specify on or prior to the Obligation Trade Date for such Transaction

(iii) With respect to any Transaction relating to a Reference Obligation whose Reference Entity is the subject of a Credit Event:	Such percentage as Citibank shall specify from time to time in its sole discretion in a notice to Counterparty

(c)	In no event shall Citibank as Secured Party be obligated to Transfer Posted Credit Support in respect of a Return Amount to Counterparty as Pledgor if (i) the Value as of any Valuation Date of all Posted Credit Support Transferred to Citibank as secured party pursuant to Clause 9(a) and not returned to Counterparty would be less than (ii) the aggregate of all Independent Amounts determined pursuant to Clause 9(a).

(d)	Solely for the purpose of determining any Delivery Amount or Return Amount pursuant to the Credit Support Annex, (i) in no event shall Counterparty as a Secured Party have any positive “Exposure” to Citibank with respect to the Transactions (in aggregate) to which this Confirmation relates and (ii) without limiting Clause 3(a)(iii) or 9(e), in no event shall Citibank as a Secured Party have any positive “Exposure” to Counterparty with respect to the Transactions (in aggregate) to which this Confirmation relates.

(e)	If (i) the Net Collateral Value Percentage on any Valuation Date is less than the Termination Threshold on such Valuation Date and (ii) Citibank gives notice thereof to Counterparty on any Business Day, Counterparty shall, no later than one Business Day after the date of such notice from Citibank, effect the Transfer to Citibank as Secured Party of Eligible Collateral such that the Net Collateral Value Percentage after giving effect to such Transfer is at least equal to the Cure Threshold. In addition, Counterparty may, on any Business Day, effect the Transfer to Citibank as Secured Party of any additional Eligible Collateral.

(f)	Notwithstanding anything in this Confirmation to the contrary (including in Clause 3(e)), if a Termination Trade Date occurs (i) during the Ramp-Down Period, (ii) because all Transactions are being terminated in connection with the occurrence of the Scheduled Termination Date (including pursuant to Clause 3(c)) or (iii) in connection with a termination of all Transactions at a time when Counterparty may not arrange sales of Terminated Obligations pursuant to Clause 4(a) by reason of the proviso therein, then, for purposes of determining the effect on the Return Amount with respect to the related Terminated Obligation, the Reference Amount of such Terminated Obligation shall not be reduced to zero until the Business Day next succeeding the Termination Settlement Date.

(g)	If Counterparty enters into any Transaction under the Master Agreement other than the Transactions contemplated by this Confirmation (each, a “Separate Transaction”), then the Credit Support Amount with respect to Counterparty as Pledgor shall never be less than the “Credit Support Amount” with respect to Counterparty as Pledgor calculated (i) solely with reference to all Separate Transactions and (ii) without regard to the aggregate of all Independent Amounts applicable to Counterparty as Pledgor under this Confirmation.

(i)	Any Transfer required to be made pursuant to this Clause 9 shall be a Transfer made under the Credit Support Annex (and not a payment or delivery made under Section 2(a)(i) of the Master Agreement).

10.	NOTICE AND ACCOUNT DETAILS.

Notices to Citibank:

Citibank, N.A., New York Branch

390 Greenwich Street, 4th Floor

New York, New York 10013

Tel: (212) 723-6181

Fax: (646) 291-5779

Attn: Mitali Sohoni

with a copy to:

Office of the General Counsel

Fixed Income and Derivatives Sales and Trading

Citibank, N.A., New York Branch

388 Greenwich Street, 17th Floor

New York, New York 10013

Tel: (212) 816-2121

Fax: (646) 862-8431

Attn: Craig Seledee

Notices to Counterparty:

Arbor Funding LLC

c/o Sierra Income Corporation

375 Park Avenue

Suite 3304

New York, New York 10052

Attention: Richard Allorto and Steve Henke

Telephone: (212) 759-0777

Fax: (212) 759-0091

Payments to Citibank:

Citibank, N.A., New York

ABA No.: 021-000-089

Account No.: 00167679

Ref: Financial Futures

Payments to Counterparty:

State Street Bank and Trust Co. NA Boston

BIC Code: SBOSUS33XXX

ABA No.: 011000028

Account No.: 10246080

Account Name: Sierra Income Corporation - MCXC

Memo: Arbor Funding LLC

11.	OFFICES.

(a)	The Office of Citibank for each Transaction:

New York

(b)	The Office of Counterparty for each Transaction:

Delaware

Please confirm that the foregoing correctly sets forth the terms of our agreement by having a duly authorized officer of Counterparty execute this Confirmation and return the same by facsimile to the attention of the individual at Citibank indicated on the first page hereof.

Very truly yours,

CITIBANK, N.A.

By:
Name:
Title:

CONFIRMED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ARBOR FUNDING LLC

By:
Name:
Title:

Confirmation – Signature Page

ANNEX A

ADDITIONAL DEFINITIONS

“Affiliate”, for purposes of this Confirmation only, has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.

“Approved Buyer” means (a) any entity listed in Annex III so long as its long-term unsecured and unsubordinated debt obligations on the “trade date” for the related purchase or submission of a Firm Bid contemplated hereby are rated at least “Baa1” by Moody’s and at least “BBB+” by S&P and (b) if an entity listed in Annex III is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed entity within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

“Bond” means any obligation for the payment or repayment of borrowed money that is in the form of, or represented by, a bond, note (other than notes delivered pursuant to Loans), certificated debt security or other debt security.

“Capital Appreciation” and “Capital Depreciation” mean, for any Total Return Payment Date, the amount determined according to the following formula for the applicable Terminated Obligation or Repaid Obligation:

Final Price – Applicable Notional Amount

where

“Final Price” means (a) in the case of any Terminated Obligation, the amount determined pursuant to Clause 4, and (b) in the case of any Repaid Obligation, the amount determined pursuant to Clause 5, and

“Applicable Notional Amount” means the Notional Funded Amount (determined immediately prior to the related Repayment Date or Termination Trade Date) for such Terminated Obligation or Repaid Obligation, as applicable.

If such amount is positive, such amount is “Capital Appreciation” and if such amount is negative, the absolute value of such amount is “Capital Depreciation”.

“Committed Obligation” means (a) any Delayed Drawdown Reference Obligation and (b) any Revolving Reference Obligation.

“Costs of Assignment” means, in the case of any Terminated Obligation, the sum of (a) any actual costs of transfer or assignment paid by the seller under the terms of any Terminated Obligation or otherwise actually imposed on the seller by any applicable administrative agent, borrower or obligor incurred in connection with the sale of such Terminated Obligation and (b) any reasonable expenses incurred by the seller in connection with such sale and, if transfers of the Terminated Obligation are subject to the Standard Terms and Conditions for Distressed Trade Confirmations, as published by the LSTA and as in effect on the Obligation Trade Date, legal costs incurred by the seller in connection with such sale, in each case to the extent not already reflected in the Final Price.

Confirmation – Annex A

“Credit Event” means the occurrence of a Bankruptcy or Failure to Pay. For purposes of the determination of whether a Credit Event has occurred, the Obligation Category will be Borrowed Money, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified. Capitalized terms used in this definition but not defined in this Confirmation shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

“Current Price” means, with respect to any Reference Obligation on any date of determination, the Calculation Agent’s determination of the net cash proceeds that would be received from the sale on such date of determination of such Reference Obligation, net of the related Costs of Assignment. If Counterparty disputes the Calculation Agent’s determination of the Current Price of any Reference Obligation, then Counterparty may, no later than three hours after Counterparty is given notice of such determination, designate two entities, each of which is either (a) an Approved Buyer or (b) another Dealer of credit standing acceptable to Citibank in the exercise of its reasonable discretion to provide a Firm Bid to Citibank within such three-hour period. The highest of such two Firm Bids will be the Current Price. The “Current Price” shall be expressed as a percentage of par and will be determined exclusive of accrued interest.

“Dealer” means (i) an Approved Buyer, (ii) any other nationally recognized independent dealer in the related Reference Obligation chosen by the Calculation Agent or its designated Affiliate (other than the Calculation Agent or any of its Affiliates) or (in the case of Clause 4(b)) by Counterparty or (iii) any other entity (other than the Calculation Agent or any of its Affiliates) designated by the Calculation Agent or its designated Affiliate in its sole discretion as a “Dealer” for the purposes of this Confirmation.

“Delayed Drawdown Reference Obligation” means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid; provided that, on any date on which all commitments by the holder thereof to make advances to the borrower under such Delayed Drawdown Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Delayed Drawdown Reference Obligation.

“Expense or Other Payment” means the aggregate amount of any payments (other than extensions of credit) due from the lender(s) in respect of any Reference Obligation, including, without limitation, (a) any expense associated with any amendment, modification or waiver of the provisions of a credit agreement, (b) any reimbursement of any agents under the provisions of a credit agreement, and (c) any indemnity or other similar payment, including amounts owed on or after the related Obligation Termination Date in respect of amounts incurred or any event that occurred before the related Obligation Termination Date.

“Interest and Fee Amount” means, for any Citibank Fixed Amount Payer Payment Date and any Transaction, the aggregate amount of interest (including interest breakage costs), fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (other than in respect of principal and premium paid in respect of principal) paid with respect to the related Reference Obligation (after deduction of any withholding taxes for which the Reference Entities are not obligated to reimburse holders of the related Reference Obligation, if applicable) during the relevant Citibank Fixed Amount Payer Calculation Period; provided that Interest and Fee Amounts:

(a)

in the case of “Interest and Accruing Fees” (as defined in the “Standard Terms and Conditions for Par/Near Par Trade Confirmations” or “Standard Terms and Conditions for Distressed Trade Confirmations”, as applicable to the relevant Reference Obligation, most recently published by

Confirmation – Annex A

the LSTA prior to the Trade Date), shall not include any amounts that accrue prior to the Obligation Settlement Date for the related Reference Obligation or that accrue on or after the Obligation Termination Date for the related Reference Obligation or portion thereof,

(b)	in the case of “Non-Recurring Fees” (as so defined), shall not include any amounts that (i) are paid with respect to any event occurring prior to the Obligation Trade Date, or on or after the Termination Trade Date, for the related Reference Obligation or portion thereof or (ii) are paid with respect to the related Reference Obligation that is not held by or on behalf of Citibank as a hedge for the related Transaction,

(c)	shall be determined after deducting all customary and reasonable expenses that would be incurred by a buyer in connection with any purchase of the Reference Obligation as a hedge for such Transaction and, in connection with the establishment by the Citibank Holder of a related hedge in respect of such Transaction and shall be adjusted by any Delay Compensation as provided in Clause 6(b);

(d)	in the case of any Transaction as to which the related Reference Obligation is a Committed Obligation, shall include only 75% of fees that are stated to accrue on or in respect of the unfunded portion of any Commitment Amount; and

(e)	in the case of any Transaction as to which the related Reference Obligation is a Bond, (i) shall not include any Purchased Accrued Interest and (ii) if such Bond is a Terminated Obligation, the Citibank Fixed Amount for the related Citibank Fixed Amount Payer Payment Date shall be increased by an amount equal to Sold Accrued Interest in respect of such Terminated Obligation.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“LSTA” means The Loan Syndications and Trading Association, Inc. and any successor thereto.

“Portfolio Target Amount” means (a) during the Ramp-Up Period, the Maximum Portfolio Notional Amount, (b) during the Ramp-Down Period, the Portfolio Notional Amount on the day immediately preceding the first day of the Ramp-Down Period and (c) otherwise, the Portfolio Notional Amount.

“Purchased Accrued Interest” means, with respect to any Transaction as to which the related Reference Obligation is a Bond, unpaid interest on such Reference Obligation accrued to the Obligation Settlement Date for such Transaction.

“Rate Payments” means Counterparty First Floating Amounts, Counterparty Second Floating Amounts, Counterparty Third Floating Amounts and Citibank Fixed Amounts.

“Revolving Reference Obligation” means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such Reference Obligation, the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the borrower under such Revolving Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Revolving Reference Obligation.

Confirmation – Annex A

“Second Lien Obligation” means a Loan or Bond that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral (“First Lien Debt”) as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such Loan or Bond following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt.

“Sold Accrued Interest” means, with respect to any Transaction as to which the related Reference Obligation is a Bond, unpaid interest on such Reference Obligation accrued from and including the most recent interest payment date on such Bond to the Termination Settlement Date for such Transaction that is paid to the seller of such Reference Obligation on the Termination Settlement Date.

“Specified Reference Obligation” means any Reference Obligation (a) that is a Bond or (b) that is designated as such by Counterparty in a notice to Citibank on or prior to the related Obligation Trade Date and whose inclusion in the Reference Portfolio (other than as a “Specified Reference Obligation”) would not on the related Obligation Trade Date satisfy one or more of clauses (ix) through (xiii) of the Obligation Criteria.

“Subordinate” means, with respect to an obligation (the “Subordinated Obligation”) and another obligation of the obligor thereon to which such obligation is being compared (the “Senior Obligation”), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

“Term Obligation” means any Reference Obligation that is not a Committed Obligation.

“Terminated Obligation” means any Reference Obligation or portion of any Reference Obligation with respect to which the related Transaction (or portion thereof) whose Final Price is determined pursuant to Clause 4.

“Termination Settlement Date” means, for any Terminated Obligation, the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), of the sale of such Terminated Obligation with the trade date for such sale occurring on the related Termination Trade Date.

“Termination Trade Date” means, with respect to any Terminated Obligation, the date so designated in the related Accelerated Termination Notice or as provided in Clause 3(d); provided that:

(a)

except as provided in the following clause (b), if the related Final Price is not determined in accordance with Clause 4(a), the “Termination Trade Date” will be the bid submission deadline for the Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation that are to be the basis for determining the Final Price of such Terminated

Confirmation – Annex A

Obligation as designated by the Calculation Agent in order to cause the related Total Return Payment Date to occur as promptly as practicable (in the discretion of the Calculation Agent) after the date originally designated as the “Termination Trade Date” in the related Accelerated Termination Notice; and

(b)	in respect of the Scheduled Termination Date, if the related Final Price is not determined in accordance with Clause 4(a), the “Termination Trade Date” will be the date so designated by the Calculation Agent in its discretion, occurring during the 30 calendar days preceding the Scheduled Termination Date (or earlier in the case of any Terminated Obligation determined by the Calculation Agent in its sole discretion to be a distressed loan or other obligation) in a manner reasonably likely to cause the final Total Return Payment Date to occur on the Scheduled Termination Date.

The Calculation Agent shall notify the parties of any Termination Trade Date designated by it pursuant to the foregoing proviso.

“Total Return Payment Date” means, with respect to any Terminated Obligation or Repaid Obligation, the fifth Business Day next succeeding the last day of the Monthly Period during which the related Obligation Termination Date occurs.

Confirmation – Annex A

ANNEX I

REFERENCE PORTFOLIO

Reference Obligation	Reference Entity	Reference Amount	Outstanding Principal Amount	Initial Price (%)	Obligation Trade Date	Obligation Settlement Date	Independent Amount Percentage

Confirmation – Annex I

ANNEX II

OBLIGATION CRITERIA

The “Obligation Criteria” are as follows:

(i)	The obligation is a Loan or a Bond.

(ii)	The obligation is denominated in USD.

(iii)	The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms.

(iv)	Except for any Delayed Drawdown Reference Obligation or Revolving Reference Obligation, the obligation does not require any future advances to be made to the related issuer or obligor on or after the Obligation Trade Date.

(v)	Except for any Bond, the obligation is not Subordinate.

(vi)	Except for any Bond, the obligation is secured.

(vii)	The obligation constitutes indebtedness for U.S. Federal income tax purposes.

(viii)	Except for any Bond, transfers thereof on the Obligation Trade Date may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations and not the Standard Terms and Conditions for Distressed Trade Confirmations, in each case as published by the LSTA and as in effect on the Obligation Trade Date.

(ix)	Except for any Specified Reference Obligation, the obligation is not a Second Lien Obligation.

(x)	Except for any Specified Reference Obligation, the obligation is on the Obligation Trade Date part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD150,000,000.

(xi)	Except for any Specified Reference Obligation, the obligation is on the Obligation Trade Date the subject of at least two bid quotations from nationally recognized independent dealers in the related obligation as reported on a nationally recognized pricing service.

(xii)	Except for any Specified Reference Obligation, the obligation has an Initial Price as of the Obligation Trade Date of at least 80%.

(xiii)	Except for any Specified Reference Obligation, the obligation has on the Obligation Trade Date a Moody’s Rating of at least B3 and an S&P Rating of at least B-.

For purposes hereof:

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Rating” means, with respect to a Reference Obligation, as of any date of determination:

(i)	if the Reference Obligation itself is rated by Moody’s (including pursuant to any credit estimate), such rating,

Confirmation – Annex II

(ii)	if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate family rating by Moody’s, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Loan:

Loan	Relevant Rating

The Loan is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is one rating subcategory above such corporate family rating

The Loan is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory below such corporate family rating

The Loan is Subordinate	The rating by Moody’s that is two rating subcategories below such corporate family rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on a secured obligation of the Reference Entity that is not a Second Lien Obligation and is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating

The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by Moody’s to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

The Reference Obligation is Subordinate	The rating by Moody’s that is two rating subcategories below the rating assigned by Moody’s to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating

The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by Moody’s to the other obligation

The Reference Obligation is Subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

Confirmation – Annex II

(v)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an obligation of the Reference Entity that is Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating

The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is two rating subcategories above the rating assigned by Moody’s to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Reference Obligation is Subordinate	The rating assigned by Moody’s to the other obligation

(vi)	if a rating cannot be assigned pursuant to clauses (i) through (v), then , then the Moody’s Rating shall be “Ca”; provided that:

(A)	for up to 5% of the Portfolio Target Amount, Counterparty may apply to Moody’s for a shadow rating or public rating of such Reference Obligation, which shall then be the Moody’s Rating (and Counterparty may deem the Moody’s Rating of such Reference Obligation to be “B3” pending receipt of such shadow rating or public rating, as the case may be); provided that (x) a Reference Obligation will not be included in the 5% limit of the Portfolio Target Amount if Counterparty has assigned a rating to such Reference Obligation in accordance with clause (B) below and (y) upon receipt of a shadow rating or public rating, as the case may be, such Reference Obligation will not be included in the 5% limit of the Portfolio Target Amount; or

(B)	for up to 5% of the Portfolio Target Amount, if there is a private rating of an obligor that has been provided by S&P to Citibank and Counterparty, Counterparty may impute a Moody’s Rating that corresponds to such private rating; provided that a Reference Obligation will not be included in the 5% limit of the Portfolio Target Amount if Counterparty has applied to Moody’s for a shadow rating.

For purposes of the foregoing, a “private rating” shall refer to a rating obtained by Citibank, by Counterparty or by or on behalf of an obligor on a Reference Obligation that is not disseminated publicly; whereas a “shadow rating” shall refer to a credit estimate obtained upon application of Counterparty or a holder of a Reference Obligation. Any private rating or shadow rating shall be required to be refreshed annually. If Counterparty applies to Moody’s for a shadow rating or public rating of a Reference

Confirmation – Annex II

Obligation, Counterparty shall provide evidence to Citibank of such application and shall notify Citibank of the expected rating. Counterparty shall notify Citibank of the shadow rating or public rating assigned by Moody’s to a Reference Obligation.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto.

“S&P Rating” means, with respect to a Reference Obligation:

(i)	if the Reference Obligation itself is rated by S&P (including pursuant to any credit estimate), such rating,

(ii)	if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Loan:

Loan	Relevant Rating

The Loan is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating

The Loan is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating

The Loan is Subordinate	The rating by S&P that is two rating subcategories below such corporate issuer rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on a secured obligation of the Reference Entity that is not a Second Lien Obligation and is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating

The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by S&P to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

The Reference Obligation is Subordinate	The rating by S&P that is two rating subcategories below the rating assigned by S&P to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Obligation)

Confirmation – Annex II

but is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating

The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by S&P to the other obligation

The Reference Obligation is Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an obligation of the Reference Entity that is Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating

The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is two rating subcategories above the rating assigned by S&P to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Reference Obligation is Subordinate	The rating assigned by S&P to the other obligation

(vi)	if the foregoing paragraphs are not applicable, then the S&P Rating shall be “CC”; provided that (x) if application has been made to S&P to rate a Reference Obligation and such Reference Obligation has a Moody’s Rating, then the S&P Rating with respect to such Reference Obligation shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody’s Rating and (y) Reference Obligations in the Reference Portfolio constituting no more, by aggregate Notional Amount, than 10% of the Portfolio Target Amount may be given a S&P Rating based on a rating given by Moody’s as provided in clause (x) (after giving effect to the addition of the relevant Reference Obligation, if applicable).

Confirmation – Annex II

PORTFOLIO CRITERIA

The “Portfolio Criteria” are as follows:

(i)	The Portfolio Notional Amount does not exceed the Maximum Portfolio Notional Amount.

(ii)	The sum of the Notional Amounts for Reference Obligations of any single Reference Entity or any of its Affiliates does not exceed 10% of the Portfolio Target Amount, provided that the sum of the Notional Amounts of each of up to two Reference Obligations of any Reference Entity or any of its Affiliates may be up to 15% of the Portfolio Target Amount.

(iii)	The sum of the Notional Amounts for Reference Obligations of Reference Entities in any single Moody’s Industry Classification Group does not exceed 15% of the Portfolio Target Amount.

(iv)	The sum of the Notional Amounts for all Committed Obligations does not exceed 10% of the Portfolio Target Amount.

(v)	The sum of the Notional Amounts for all Specified Reference Obligations does not exceed 25% of the Portfolio Target Amount.

(vi)	After the Ramp-Up Period and prior to the Ramp-Down Period, the Reference Portfolio has a Weighted Average Rating of at most 2720.

For purposes hereof:

“Moody’s Industry Classification Groups” means each of the categories set forth in Table 1 below.

“Weighted Average Rating” means, as of any date of determination, the number obtained by (a) multiplying the Notional Amount of each Reference Obligation by the applicable Rating Factor (as set forth in Table 2 below) for the related Reference Entity; (b) summing the products obtained in clause (a) for all Reference Obligations; and (c) dividing the sum obtained in clause (b) by the aggregate of the Notional Amounts of all Reference Obligations.

Confirmation – Annex II

ANNEX III

APPROVED BUYERS

Bank of America, NA

The Bank of New York Mellon, N.A.

The Bank of Nova Scotia

Barclays Bank plc

BNP Paribas

Canadian Imperial Bank of Commerce

Citibank, N.A.

Credit Suisse

Deutsche Bank AG

Goldman Sachs & Co.

HSBC Bank

Jefferies LLC

JPMorgan Chase Bank, N.A.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co.

Royal Bank of Canada

The Bank of Montreal

The Royal Bank of Scotland plc

The Toronto-Dominion Bank

UBS AG

U.S. Bank, National Association

Wells Fargo Bank, National Association

Confirmation – Annex III

TABLE 1

MOODY’S INDUSTRY CLASSIFICATION GROUPS

Aerospace & Defense: Aircraft & Aerospace Equipment, Parts and Services; Defense Equipment and Services

Automotive: Passenger Vehicles; Commercial Vehicles; Farm Equipment, Parts; Wholesale and Retail Vehicles and Parts

Banking, Finance, Insurance & Real Estate: Banks; Bank Holding Companies; Credit Unions; Thrifts; Asset Management; Investment Management; Trading Companies; Leasing, Securities Companies; Financial Guarantors; Insurance Brokerage; Life & Health; Property & Casualty; Mortgage; Title; Real Estate: REITs and REOCs

Beverage, Food & Tobacco: Packaged Beverage (including Alcohol); Packaged Food; Packaged Tobacco products; Agriculture, Protein and Tobacco Processing

Capital Equipment: Capital Equipment; Heavy Machinery; Finished Products; Component Equipment; Transportation Equipment (Rail and Maritime)

Chemicals, Plastics & Rubber: Commodity Chemicals; Specialty Chemicals; Agricultural Chemicals

Construction & Building: Building Materials; Commercial and Residential Construction and Engineering Services

Consumer Goods – Durable: Durable Consumer Goods

Consumer Goods – Non-durable: Apparel & Shoes; Household & Personal Care; Textiles

Containers, Packaging & Glass: Glass, Metal and Plastic Packaging

Energy – Electricity: Non-utility Electricity Production; Merchant Energy; Propane

Energy – Oil & Gas: Non-utility Oil & Gas Exploration and Production; Integrated Oil companies; Oil Refining and Marketing; Pipelines; Oil Services; Gas

Environmental Industries: Environmental Services and Waste Management

Forest Products & Paper: Paper Packaging; Pulp & Paper; Wood Products

Healthcare & Pharmaceuticals: Hospitals; Long-Term Care Facilities; Outpatient Facilities; Medical Devices; General and Specialty Pharmaceuticals

High Tech Industries: General Services; IT Services; Component Equipment; Hardware; Software; Consumer Electronics; Contract Manufacturing; Semiconductors

Hotel, Gaming & Leisure: Casinos, Amusement Parks; Cruise Lines; Movie Theaters; Ski Resorts; Sports Enterprises; Lodging; Family Dining; Fast Food

Media – Advertising, Printing & Publishing: Publishing (Books, Newspapers, Magazines); Advertising Agencies; Printing

Media – Broadcasting & Subscription: Broadcast TV & Radio; Subscription TV & Radio; Cable TV; Television Networks

Media – Diversified & Production: Diversified Media; Media Services; Theatrical, Music & TV Production

Metals & Mining: Coal; Aluminum; Steel; Metal Recycling; Metal Mining

Retail: Department Stores; Drug Stores; Food & Grocery; General Merchandise; Specialty Merchandise

Services – Business: Business Services; Rental Services

Services – Consumer: Consumer Services

Sovereign & Public Finance: Non-Defense Government Services; Higher Education; Government Agency; Public Sector Agency; Regional and Local Government; Toll Roads; all Government Related Issuers, regardless of sector (except regulated utilities)

Telecommunications: Equipment; Towers; Satellite Equipment and Services; Wireless; Wireline; Integrated Telecommunications

Transportation – Cargo: Equipment Leasing; Air Freight; Maritime; Rail; Trucking

Transportation – Consumer: Airlines; Airports; Commuter Services

Utilities – Electric: Integrated Electric Utilities; Electricity Transmission and Distribution

Utilities – Oil & Gas: Gas Distribution; Gas Transmission

Utilities – Water: Water Utilities

Wholesale: Building Materials; Business Products; Consumer Products; Industrial Products; Food and Grocery; Healthcare; Internet; Metals; Technology Equipment and Components; Telecommunications Equipment

Confirmation – Annex III

TABLE 2

RATING FACTORS

Moody’s Rating	Rating Factor
Ba1	940
Ba2	1350
Ba3	1766
B1	2220
B2	2720
B3	3490
Caa1	4770
Caa2	6500
Caa3 or below	10000

Confirmation – Annex III